Exhibit 99.2

December 13, 2007

Richard Moberg
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Dear Rick,

Aware, Inc. is very pleased to offer you the position of Vice President, Chief Financial Officer & Treasurer at a bi-weekly salary of $9,614.38 (annualized $250,000.00). In addition, you will receive an option to purchase 200,000 shares of Aware Common Stock in accordance with the company’s Employee Stock Option Plan.  You will be reporting to me.

All Aware employees are eligible to participate in the Company’s standard benefits plan which currently includes a medical plan through HarvardPilgrim, a dental plan, tuition reimbursement, life insurance and long and short term disability.  You will also be eligible to participate in our matching 401K plan. In addition to 11 Company paid holidays, you will earn three weeks vacation per year.

You will be required to sign the Company’s standard Non-Disclosure, Non-Competition and Intellectual Property Agreement. On your first day of employment you will also be required to provide us with documentation establishing your identity and employment authorization as required by the Immigration Reform and Control Act of 1986.

This letter represents Aware’s full and complete offer to you. Please confirm your acceptance of this offer by signing a copy of this letter and returning it by December 20, 2007.  All of us at Aware are excited about your joining our team and look forward to working with you.

Sincerely,

/s/ Michael A. Tzannes
Michael A. Tzannes
CEO

Accepted: /s/ Richard Moberg	Date: December 17, 2007